Exhibit 99.1

         SBT Bancorp, Inc. Reports First Quarter 2007 Results

    SIMSBURY, Conn.--(BUSINESS WIRE)--May 4, 2007--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for The Simsbury Bank & Trust Company, today announced net income of $182,000 or $0.21 per diluted share for the first quarter of 2007, compared to $119,000 or $0.14 per diluted share for the fourth quarter of 2006 and to $283,000 or $0.33 for the first quarter of 2006. Total assets on March 31, 2007 were $214 million.

    First quarter 2007 net income was a 53% increase over fourth quarter 2006. This marks the second quarter of increased earnings following four quarters of declining earnings brought about by expenses associated with SBT Bancorp's strategic initiative to expand into neighboring communities, coupled with the impact of operating in a difficult interest rate environment.

    On March 31, 2007, loans outstanding were $155 million, an increase of $6 million, or 4%, over a year ago, and total deposits were $195 million, at the same level as March 31, 2006. Demand deposits (checking account balances) grew by $5 million or 17% over the past twelve months.

    Total revenues, consisting of net interest and dividend income plus non-interest income, were $2,259,000 in the first quarter compared to $2,153,000 a year ago, an increase of 5%. Net interest and dividend income increased by $58,000, or 3%. Income from fees, services and other sources (non-interest income) increased by $48,000, or 18%. Revenue generated by SBT Investment Services, Inc., a wholly owned subsidiary of The Simsbury Bank & Trust Company, was a primary contributor to the increase in non-interest income.

    The Company's net interest margin (net interest and dividend income divided by average earning assets) increased by 19 basis points from 3.68% in the fourth quarter of 2006 to 3.87% in the first quarter of 2007.

    Total non-interest expenses for the first quarter increased by $273,000 compared to a year earlier, primarily due to expenses associated with expanding the Company's delivery network into the neighboring communities of Canton and Bloomfield.

    "We are encouraged by first quarter earnings," said Martin J. Geitz, The Simsbury Bank's President & CEO. "Our improved earnings, net interest margin and contribution from investment services activities demonstrated the discipline and focus we have brought to managing our funding and loan pricing and business mix, and expanding our customer relationships. We will continue to show the discipline necessary to build our business and our earnings during this difficult competitive and interest rate environment."

    The Simsbury Bank & Trust Company is a locally-controlled, customer-friendly commercial bank for businesses and consumers; the Bank has approximately $214 million in assets. The Bank serves customers through full-service offices in Simsbury, Avon, Bloomfield, Canton and Granby, Connecticut, SBT Online Internet banking at simsburybank.com, free ATM transactions at 2,800 machines throughout the northeastern U.S. via the SUM program in addition to thousands of ATM locations world-wide, and 24 hour telephone banking. The Bank offers investment services through its wholly-owned subsidiary, SBT Investment Services, Inc. The Company's stock is traded over-the-counter under the ticker symbol OTCBB: SBTB. Visit the Bank's website at www.simsburybank.com.

    Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.



                           SBT BANCORP INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS

           (Dollars in thousands, except per share amounts)


                                     3/31/2007  12/31/2006  3/31/2006
                                    ----------- ----------- ----------
ASSETS
-------
 Cash and due from banks                $9,546     $10,861     $6,751
 Interest bearing deposits with
  Federal Home Loan Bank                     7          18         37
 Federal funds sold                      8,600       4,875      6,700
 Money market mutual funds                  31          52        103
                                    ----------- ----------- ----------
  Cash and cash equivalents             18,184      15,806     13,591
 Interest-bearing time deposits
  with other bank                          110           0          0
 Investments in available for sale
  securities (at fair value)            34,863      37,817     44,214
 Federal Home Loan Bank Stock, at
  cost                                     599         668        966
 Loans held-for-sale                         0         268          0

 Loans outstanding                     155,449     157,211    149,052
  Less allowance for loan losses         1,690       1,698      1,712
                                    ----------- ----------- ----------
         Loans, net                    153,759     155,513    147,340
                                    ----------- ----------- ----------

 Premises and equipment                  1,467       1,552      1,003
 Accrued interest receivable               829         895        827
 Bank owned life insurance               2,865       2,827      2,718
 Other assets                            1,506       1,701      2,243
                                    ----------- ----------- ----------
  Total other assets                     6,667       6,975      6,791
                                    ----------- ----------- ----------

         TOTAL ASSETS                 $214,182    $217,047   $212,902
                                    =========== =========== ==========

LIABILITIES AND STOCKHOLDERS'
 EQUITY
----------------------------------
 Deposits
  Demand deposits                      $36,907     $38,791    $31,474
  Savings and NOW deposits              90,593      85,036     93,759
  Certificates of deposit               67,508      74,575     69,787
                                    ----------- ----------- ----------
       Total deposits                  195,008     198,402    195,020

 Securities sold under agreement to
  repurchase                             1,548       1,628      1,376
 Other liabilities                       1,095         898        784
                                    ----------- ----------- ----------
       Total liabilities               197,651     200,928    197,180
                                    ----------- ----------- ----------

Stockholder's equity:
 Common stock, no par value;
  authorized 2,000,000 shares;
  issued and outstanding 848,459
  shares on 3/31/07; 841,991 shares
  on 12/31/06; 840,897 shares on
  3/31/06                                8,756       8,636      8,523
 Retained earnings                       8,019       7,837      7,757
 Accumulated other comprehensive
  income                                  (244)       (354)      (558)
                                    ----------- ----------- ----------
       Total shareholders' equity       16,531      16,119     15,722
                                    ----------- ----------- ----------


         TOTAL LIABILITIES AND
          STOCKHOLDERS' EQUITY        $214,182    $217,047   $212,902
                                    =========== =========== ==========




               THE SIMSBURY BANK & TRUST COMPANY, INC.
                         STATEMENT OF INCOME
                             (Unaudited)

         (Dollars in thousands, except for per share amounts)

                                           For the quarter ended
                                     ---------------------------------
                                     3/31/2007  12/31/2006  3/31/2006
                                     ========== =========== ==========
Interest and dividend income
 Interest and fees on loans             $2,387      $2,347     $2,142
 Investment securities                     419         465        425
 Federal funds sold and overnight
  deposits                                  72          75         62
                                     ---------- ----------- ----------
  Total interest and dividend
   income                                2,878       2,887      2,629
                                     ---------- ----------- ----------

Interest expense
 Deposits                                  897         978        736
 Repurchase agreements                       7          16          7
 Federal Home Loan Bank advances            30          29          0
                                     ---------- ----------- ----------
  Total interest expense                   934       1,023        743
                                     ---------- ----------- ----------

  Net interest and dividend
   income                                1,944       1,864      1,886
                                     ---------- ----------- ----------

Noninterest income
 Service charges on deposit
  accounts                                  98          95         75
 Other service charges and fees            118         127        118
 Increase in cash surrender value of
  life insurance policies                   37           5         37
 Gains on loans sold                         0           0          3
 Investment services fees and
  commissions                               56          35         26
 Other income                                6           6          8
                                     ---------- ----------- ----------
  Total noninterest income                 315         268        267
                                     ---------- ----------- ----------

Noninterest expense
 Salaries and employee benefits          1,059       1,052        913
 Premises and equipment                    372         385        295
 Advertising and promotions                 76          65         79
 Forms and supplies                         46          48         58
 Professional fees                         109          76         78
 Directors fees                             37          27         37
 Correspondent charges                      42          45         47
 Postage                                    24          28         26
 Other expenses                            239         250        198
                                     ---------- ----------- ----------
  Total noninterest expense              2,004       1,976      1,731
                                     ---------- ----------- ----------

Income before taxes                        255         156        422

Income tax provision                        73          37        139
                                     ---------- ----------- ----------

Net income                                $182        $119       $283
                                     ========== =========== ==========

Comprehensive income                      $292        $209       $280
                                     ========== =========== ==========
Net income per share, basic              $0.21       $0.14      $0.34
                                     ========== =========== ==========
Average shares outstanding, basic      847,413     841,798    840,001
                                     ========== =========== ==========
Net income per share, assuming
 dilution                                $0.21       $0.14      $0.33
                                     ========== =========== ==========
Average shares outstanding,
 assuming dilution                     858,195     855,524    856,223
                                     ========== =========== ==========

    CONTACT: Anthony F. Bisceglio, 860-408-5493
             860-408-4679 (fax)
             EVP & CFO
             abisceglio@simsburybank.com